EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement relating to 500,000 shares of common stock of The Procter & Gamble Company on Form S-8 of our report dated September 22, 2000, appearing in this Annual Report on Form 11-K of the Japan Employee Savings Plan (the "Plan") for the plan fiscal year ended 30 June 2000.

/S/DELOITTE TOUCHE TOHMATSU
Osaka, Japan

September 22, 2000